Exhibit 10.1

ENTRUST, INC.

Summary of Director Compensation

(effective October 20, 2005)

Directors receive compensation for their board service. That compensation is comprised of:

Retainer:	$5,000 per quarter.

Attendance Fees:	$3,000 per regular meeting; plus $1,000 per special meeting; plus reimbursement of out-of-pocket expenses.

Audit Committee Chair Retainer:	$4,000 per year.

Audit Committee Member Retainer:	$2,000 per year.

Compensation Committee Chair Retainer:	$4,000 per year.

Nominations and Corporate Governance Committee Chair Retainer:	$2,000 per year.

Annual Restricted Stock Unit Grant:	15,000 stock appreciation rights per annum.

Annual Restricted Stock Unit Grant:	2000 restricted stock units per annum.